Exhibit 99.1
Royal Gold and International Royalty Corporation Announce
Plan of Arrangement
DENVER, COLORADO. DECEMBER 18, 2009: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) and INTERNATIONAL ROYALTY CORPORATION (“IRC”) (TSX:IRC; NYSE-A:ROY) today announced that they have entered into an agreement to undertake a Plan of Arrangement (“Arrangement”) whereby Royal Gold, through its wholly-owned Canadian subsidiary, and with the unanimous support of IRC’s management and board of directors, will acquire all of the issued and outstanding common shares of IRC.
At the election of the shareholder, each common share of IRC will be exchanged for either C$7.451 in cash or 0.1385 common shares of Royal Gold or a combination thereof, subject to a maximum of US$350 million in cash and a maximum of 7.75 million common shares of Royal Gold to be issued to IRC shareholders. If IRC shareholders elect to receive more than approximately US$314 million in cash, the number of Royal Gold common shares issued will be reduced on a pro-rated basis until such cash election reaches a maximum of US$350 million. Assuming the maximum share election, this offer consists of 0.0771 shares of Royal Gold plus US$3.12 in cash for each fully diluted share of IRC, implying 56% stock consideration. Assuming the maximum cash election, this offer consists of 0.0700 shares of Royal Gold plus US$3.48 in cash for each fully diluted share of IRC, implying 51% stock consideration.
IRC shareholders residing in Canada will have the option to elect 0.1385 exchangeable shares of a wholly-owned Canadian subsidiary of Royal Gold in lieu of electing Royal Gold common shares. Each exchangeable share can be redeemed for one common share of Royal Gold at the election of the shareholder. No more than 7,750,000 Royal Gold common shares and exchangeable shares will be issued in the aggregate.
The transaction values IRC at approximately C$7491 million. This represents a premium of approximately 70% over IRC’s 20-day volume-weighted average trading price on the TSX through December 4, 2009, which was the last trading day prior to a publicly announced takeover bid for IRC.

1	Based on Royal Gold’s share price and the currency exchange rate on December 14, 2009

IRC’s board of directors has unanimously determined that the Arrangement is in the best interest of IRC and its shareholders and will recommend that IRC shareholders vote in favor of the transaction. All of the directors and senior officers of IRC, and one significant IRC shareholder have entered into voting agreements in which they have agreed to vote their shares in support of the transaction. Together, those subject to the voting agreements represent a combined ownership of 26.8% of IRC’s fully diluted shares outstanding.
Tony Jensen, President and CEO of Royal Gold, stated, “The combination of Royal Gold and IRC brings together a portfolio of nearly 200 royalty interests and creates a combined company that would hold royalty interests on some of the highest quality mines in the world, generate substantial cash flow, and yield one of the most attractive project development pipelines in the entire mineral industry. For the twelve months prior to September 30, 2009, the combined entities generated US$113 million in royalty revenue, 71% of which was attributable to precious metals. With most of the future growth in the IRC portfolio coming from precious metals, both sets of shareholders will benefit from gold focused revenue growth. We are dedicated to building a premium precious metals royalty company and welcome IRC shareholders to participate in the upside already embedded within Royal Gold.”
The strategic benefits offered by this transaction include:
•	Significant Expansion of Royal Gold’s Royalty Portfolio
–	The combined company’s portfolio would include 31 producing royalty properties, 20 development stage properties, and 143 evaluation and exploration projects further diversifying the company’s revenue and asset base principally in the geopolitically attractive locations of Canada, Chile and Australia,

–	The combined company would expand its royalty ownership of world-class assets with significant revenue potential, including a royalty interest on Vale’s Voisey’s Bay mine and an additional royalty interest that is nearly three times Royal Gold’s existing interest at Barrick’s Pascua-Lama project resulting in another long life, cornerstone precious metal royalty asset.
•	Immediate Impact
–	The combined company will immediately receive royalty revenue from an additional 11 producing assets upon closing,

–	The combined company’s precious metal revenue is initially projected at near 70% of total revenue and is expected to approach 80% of total revenue when Pascua-Lama is commissioned,

–	While the number of assets would grow by 63%, significant overlap of business interests will result in improved expense efficiencies and enhanced margins.
Douglas B. Silver, Chairman and CEO of IRC, said, “The combination of IRC and Royal Gold offers IRC shareholders an opportunity to immediately increase the value of their shareholdings and to participate in the royalty industry’s leading growth profile. Royal Gold’s strong management team has built a high-quality royalty portfolio with impressive organic growth, and the even more rapid growth rate from IRC’s existing precious metals royalties will enhance it significantly. The combined asset base, particularly with its concentration of precious metals royalties on long-life, low-cost mines, should afford shareholders the benefits of premium share valuations and outstanding organic growth for years to come.”
The closing of the transaction is not subject to due diligence, Royal Gold shareholder approval or financing contingencies. The cash required for the acquisition will be sourced from available and unrestricted cash, together with committed credit facilities totaling US$225 million. The closing of the transaction is subject to, among other things, receipt of court approval and the affirmative vote of at least 66 2/3 percent of the votes cast by IRC shareholders and option holders at a special meeting of the IRC shareholders.
Pursuant to the terms of the Arrangement, IRC is subject to customary non-solicitation covenants. In the event a superior proposal is made, Royal Gold has the right to match such proposal, and in the event IRC’s board of directors changes its recommendation or terminates the Arrangement, IRC has agreed to pay Royal Gold a termination fee of US$32 million. In certain other circumstances where the transaction is not completed, IRC is obligated to reimburse Royal Gold’s expenses up to a maximum of US$5 million.
Royal Gold has engaged Goldman, Sachs & Co. and HSBC as its financial advisors and Hogan & Hartson LLP and McCarthy Tétrault LLP as its legal advisors in connection with the transaction.
About Royal Gold
Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Company currently owns royalties on 118 properties on six continents, including royalties on 21 producing mines and 12 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”
About International Royalty Corporation
International Royalty is a global mineral royalty company. IRC currently holds 84 royalties including an effective 2.7% NSR on the Voisey’s Bay mine, a sliding-scale NSR on the Chilean portion of the Pascua-Lama project, a 1.5% NSR on the Las Cruces project and a 1.5% NSR on approximately 3.0 million acres of gold lands in Western Australia. IRC is senior listed on the Toronto Stock Exchange (TSX:IRC) as well as the NYSE Amex (NYSE-A: ROY).

For further information, please contact:

For investor inquiries:	For media inquiries:
Karen Gross	Patrick Van De Wille
Vice President and Corporate Secretary	FD
(303) 575-6504	(312) 553-6704
Conference Call
A conference call reviewing the transaction will be held on Friday, December 18, at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #47708536. The call will be simultaneously broadcast on the Royal Gold’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on Royal Gold’s website approximately two hours after the call ends.
Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include: statements regarding a combined company holding royalties on some of the highest quality mines in the world, generating substantial cash flow with at least 80% precious metal revenue, and yielding one of the most attractive project development pipelines in the mineral industry; statements regarding most of the growth in the IRC portfolio coming from precious metals and that both sets of shareholders will benefit from gold focused revenue, the upside already embedded within Royal Gold and the expected closing of the transaction, statements that the combination offers IRC shareholders an opportunity to increase the value of their shareholdings immediately and to participate in the royalty industry’s leading growth profile of the merged entities, that the rapid growth rate from IRC’s existing precious metals royalties will enhance Royal Gold’s growth rate significantly and that the combined asset base, particularly with its concentration of precious metals royalties on long-life, low-cost mines, should afford shareholders the benefits of premium share valuations and outstanding organic growth for years to come; all statements relating to the strategic benefits offered by the transaction, including statements regarding the significant expansion of the Company’s royalty portfolio, the overlap of business interests resulting in improved expense efficiencies and enhanced margins, increased royalty holdings on world-class assets with significant revenue potential and a tremendous platform for future growth, an immediate impact on revenue from additional producing assets, and an increase in gold reserves. Factors that could cause actual results to differ materially from the projections include, among others, any delay in the closing or termination of the transaction to acquire the outstanding shares of IRC, precious metals prices, performance of and production at IRC’s or the Company’s royalty properties, decisions and activities of the operators of the Company’s or IRC’s royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, delays in the operators securing or their inability to secure necessary governmental permits at Andacollo or other mines, changes in project parameters as plans continue to be refined, economic and market conditions, possible liquidity and production problems at Taparko and other royalty properties, the Company’s exercise of its rights under the Taparko Funding Agreement, buy-down rights at Malartic, litigation, the closing of the Andacollo transaction, the ability of the operator to bring the Andacollo project into production as expected, and other subsequent events, as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.